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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

              [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
                   For the fiscal year ended December 31, 1995
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                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
              SECURITIES AND EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
            For the transition period from              to
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                    Commission file number        000-08076
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A.   Full title of the plan and the address of the plan, if different from that of the issuer named below:

               THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               FIFTH THIRD BANCORP
                38 Fountain Square Plaza, Cincinnati, Ohio 45263

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                       FINANCIAL STATEMENTS AND EXHIBITS


       The following exhibits and financial statements are filed as part of this annual report:

              Exhibit 23            Independent Auditors' Consent

              Exhibit 99 Financial Statements and Supplemental Schedules of The Fifth Third Bancorp Master Profit Sharing Plan for the years ended December 31, 1995 and 1994


                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Fifth Third Bank Pension and Profit Sharing Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                THE FIFTH THIRD BANCORP
                                             MASTER PROFIT SHARING PLAN


Date:  June 27, 1996              By:   /s/ Michael K. Keating

                                    Michael K. Keating
                                    Member, Pension and Profit Sharing Committee